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INTERMAGNETICS GENERAL CORPORATION

Consolidated Statements of Income
(Dollars in Thousands, Except Share and Per Share Amounts)
      (Unaudited).

                                            Three Months Ended       Nine Months Ended
                                           February    February    February   February
                                           23, 1997    25, 1996    23, 1997   25, 1996
Net sales                                   $17,325     $20,022     $61,955     $62,492
Other revenue                                   838       1,183       2,411       2,443
Realized gain on sale of available for
 sale securities                                                                  1,321
Total revenue                                18,163      21,205      64,366      66,256

Costs and expenses:
  Cost of products sold                      12,730      15,012      43,839      46,441
  Product research and development            1,304       1,150       4,500       3,635
  Marketing, general and administrative       3,465       3,048      11,433       9,285
  Interest and other expense                    515         569       1,585       1,968
  Equity in net loss of unconsolidated          111         220          34         637
      affiliate
                                             18,125      19,999      61,391      61,966

Income before income taxes                       38       1,206       2,975       4,290

Provision for income taxes                       14         481       1,071       1,715

NET INCOME                                      $24        $725      $1,904      $2,575 (A)

PER PRIMARY SHARE                             $0.00       $0.06       $0.15       $0.21 (A)

Primary shares                           12,142,274  12,591,265  12,291,419  12,253,627


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NOTE:  Primary shares and earnings per share have been adjusted to reflect a 2%
stock dividend distributed
               August 22, 1996

 (A) Includes approximately $792, or $0.06 per share of after tax gain on sale of marketable securities.

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